Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings : iShares ® MSCI Emerging Markets ETF (ticker: “ EEM ”) and EURO STOXX 50 ® Index (ticker: “ SX5E ”) Pricing date: June 27, 2022 Valuation date: June 29, 2026 Maturity date: July 2 , 2026 CUSIP / ISIN: 17330FTZ4 / US17330FTZ44 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the valuation date Underlying return: For each underlying, (final underlying value - initial underlying value) / initial underlying value Worst performer: The underlying with the lowest underlying return Payment at maturity: • If the final underlying value of the worst performer is greater than its initial underlying value: $1,000 + the return amount • If the final underlying value of the worst performer is less than or equal to its initial underlying value : $1,000 + ($1,000 × the underlying return of the worst performer), subject to the maximum loss at maturity All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Return amount: $1,000 × the underlying return of the worst performer × the upside participation rate Upside participation rate : 110.00% to 135.00% (to be determined on the pricing date) Maximum loss at maturity: $50.00 per security (5.00% of the stated principal amount). The maximum loss at maturity represents the maximum loss that may be realized at maturity under the terms of the securities If you sell the securities prior to maturity, or if we and Citigroup Inc. default on our obligations under the securities, you may incur a greater loss on your investment. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated May 26, 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Market - Linked Securities Linked to Worst of EEM and SX5E Hypothetical Payment at Maturity Hypothetical Worst Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity C 100.00% 100.00% $ 2,100.00 75.00% 75.00% $ 1,825.00 50.00% 50.00% $ 1,550.00 10.00% 10.00% $ 1,110.00 5.00% 5.00% $ 1,055.00 0.00% 0.00% $1,000.00 B - 1.50% - 1.50% $985.00 - 3.00% - 3.00% $970.00 - 4.50% - 4.50% $955.00 A - 5.00% - 5.00% $950.00 - 10.00% - 5.00% $950.00 - 20.00% - 5.00% $950.00 - 30.00% - 5.00% $950.00 - 40.00% - 5.00% $950.00 - 50.00% - 5.00% $950.00 - 100.00% - 5.00% $950.00 C B A

Selected Risk Considerations • You may not receive any return on your investment in the securities and may lose up to the maximum loss at maturity. You will receive a positive return on your investment in the securities only if the worst performer appreciates from its initial underlying value to its final underlying value. If the final underlying value of the worst performer is less than its initial underlying value, you will lose 1% of the stated principal amount of the securities for every 1% by which its final underlying value is less than its initial underlying value, subject to the maximum loss at maturity. • The securities do not pay interest. • The return on the securities depends solely on the performance of the worst performer, and you will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings . • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • Sale of the securities prior to maturity may result in a loss of principal. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The EURO STOXX 50 ® Index and iShares ® MSCI Emerging Markets ETF are subject to risks associated with non - U.S. markets, and the iShares ® MSCI Emerging Markets ETF , in particular, is subject to risks associated with emerging markets. • The performance of the EURO STOXX 50 ® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. • Fluctuations in exchange rates will affect the closing value of the iShares ® MSCI Emerging Markets ETF . • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.